Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-108799) on Form S-8 of Enesco Group, Inc. of our report dated June 19, 2005, relating to the statements of net assets available for benefits of Enesco Group, Inc. Retirement Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, which report appears in this December 31, 2005 Annual Report on Form 11-K of Enesco Group, Inc. Retirement Plan.
/s/ KPMG
Chicago, Illinois
June 28, 2005